Exhibit 99.1

Archer Daniels Midland Company 77 West Wacker Drive Chicago, Illinois 60601

ADM Names Juan Luciano Next CEO; Pat Woertz Remains Chairman

Seamless CEO transition underscores leadership strength, succession planning

CHICAGO, Nov. 5, 2014– Archer Daniels Midland Company (NYSE: ADM) announced today that Juan R. Luciano has been named the company’s next chief executive officer, effective Jan. 1, 2015. He was also elected to the company’s board of directors, effective immediately. Luciano currently serves as president and chief operating officer responsible for leading and running the company’s global operations.

Luciano will succeed Patricia Woertz, who will continue in the role of ADM’s chairman of the board and is expected to retire in May 2016.

“When I joined ADM in 2006, one of the areas the board asked me to focus on was leadership development and succession planning, with the goal of ensuring an eventual seamless and successful transition to the next CEO,” Woertz said. “As I look ahead to fulfilling a decade of service to the company, the time feels right to begin that succession. ADM’s future is so bright. We have improved the company’s returns and crafted a strategic plan to achieve further improvements. We have worked hard to build the company’s earnings power and now—with good global demand, large global harvests and the expansion of our higher-margin business with the acquisition of WILD Flavors—we are well positioned for greater success.

“The board and I are confident that Juan—supported by ADM’s experienced and dedicated team—is absolutely the right leader to continue ADM’s success,” Woertz said. “He is exceptionally smart and capable, with global perspective and a proven track record of delivering results. I look forward to supporting him in his new role and working to ensure a smooth and seamless transition.”

“I am honored to have the opportunity to lead our great company and team into the future,” Luciano said. “Under Pat’s leadership, we have made exceptional progress creating a high-performance, results-focused company. My commitment is to build on that success by accelerating our pace of progress. This is an exciting time, with tremendous opportunities, and all of us at ADM are committed to leveraging our core model to achieve new levels of value-creation. I look forward to working with my colleagues to extend our more than 100-year record of success.”

Don Felsinger, ADM’s lead independent director, commented on Woertz’s tenure as chief executive officer: “As chairman and CEO for the past eight years, Pat has led the company to become stronger and more disciplined—enhancing its earnings power by leading a focus on returns, optimizing its business portfolio and strengthening its leadership team. With her commitment to excellence and her personal integrity, the company has achieved record financial performance, always with an emphasis on earning the right results, the right way. We congratulate Pat and look forward to her continued advice and perspective as chairman of the board.”

Commenting on the board’s appointment of Luciano as ADM’s next CEO, Felsinger said: “Since joining ADM in 2011, Juan has made an exceptional contribution to the company’s success. His focus on delivering improvements in cost, cash and capital has resonated with investors, and his drive to ensure ADM reaches new levels of customer relevance and excellence ensures that ADM is positioned well for future success. We are confident he will be an outstanding chief executive.”

About Juan Luciano

Effective Jan. 1, 2015, Juan Luciano will be ADM’s president and chief executive officer. He will be the ninth chief executive in ADM’s 112-year history. He joined ADM in 2011 as executive vice president and chief operating officer, and was named president in February 2014.

As president and chief operating officer, Luciano oversees the commercial and production activities of ADM’s Corn, Oilseeds, and Agricultural Services businesses, as well as its research, project management, procurement and risk management functions. He also oversees the company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide. He has led the company’s efforts to improve its capital, cost and cash positions.

Previously, Luciano was with The Dow Chemical Company, where he last served as executive vice president and president of the Performance division.

Luciano is a governor of the Boys and Girls Clubs of America, and Midwest chair of the organization’s National Trustees Board. He holds an industrial engineering degree from the Buenos Aires Institute of Technology.

About Pat Woertz

Patricia A. Woertz is chairman of the board of directors and chief executive officer of Archer Daniels Midland Company. Effective Jan. 1, 2015, she will be chairman of the board.

Woertz joined ADM as CEO and president in April 2006. She was named chairman of the board in February 2007. Since joining ADM, Woertz has driven efforts to improve shareholder returns while growing the business through acquisitions, capital investments and partnerships. Under her leadership, ADM has strengthened its global network and grown its portfolio of higher-margin products.

Previously, Woertz was with Chevron Corporation, where she last served as executive vice president in charge of global refining, marketing, lubricant, and supply and trading operations.

She serves on the boards of directors of The Procter & Gamble Company and Royal Dutch Shell plc. She also chairs the U.S. section of the U.S.-Brazil CEO Forum and is a member of The Business Council. In 2010, she was appointed to the President’s Export Council by President Obama. Woertz holds a Bachelor of Science degree in accounting from The Pennsylvania State University, which has awarded her its highest recognition for alumni.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 470 crop procurement locations, 285 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, chemical and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

217-424-5413